Exhibit 11.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Offering Statement of our report dated May 31, 2018, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, relating to the financial statements of ASI Aviation, Inc., which appear in such Offering Statement. We also consent to the reference to us under the heading “Experts” in such Offering Statement.

/s/ Friedman LLP

Marlton, New Jersey
July 2 , 2018